ACE HARDWARE CORPORATION

                     LICENSE AGREEMENT FOR

                    ________________________




















                        TABLE OF CONTENTS


PARAGRAPH                                                        PAGE
---------                                                        ----
I.     APPOINTMENT                                                2

II.    FEES                                                       2

III.   TERM & RENEWAL                                             5

IV.    PROPRIETARY MARKS                                          6

V.     CONFIDENTIAL INFORMATION                                   8

VI.    COMPANY'S OBLIGATIONS                                     10

VII.   LICENSEE'S OBLIGATIONS                                    12

VIII.  CONFIDENTIAL OPERATIONS MANUAL                            18

IX.    COVENANTS NOT TO COMPETE                                  18

X.     DEFAULT AND TERMINATION                                   19

XI.    EXPIRATION OR TERMINATION                                 22

XII.   TRANSFERABILITY OF INTEREST                               24

XIII.  NO AGENCY                                                 25

XIV.   MISCELLANEOUS                                             25



EXHIBITS



A.  ACE STORE LOCATIONS





                    ACE HARDWARE CORPORATION

                       LICENSE AGREEMENT


     This License Agreement ("Agreement"), by and between ACE HARDWARE CORPORATION, a Delaware corporation having its principal place of business at 2200 Kensington Court, Oak Brook, Illinois, 60521 U.S.A. ("Company") and _________________________________, a corporation incorporated under the laws of _____________, having its general offices at ___________________________
____________________________________________("Licensee").

                          WITNESSETH:

     1. Company is in the business of selling home improvement products, tools, hardware, paint and related merchandise and products, including private labelled merchandise containing the name "ACE" or "ACE Hardware" (collectively referred to as the "Merchandise") at wholesale; and

     2. Company is also in the business of granting the rights to operate businesses selling Merchandise from retail locations("ACE Stores") under the trade names and service marks "ACE", "ACE Hardware", and "ACE Home Center" and associated logos and commercial symbols, and such other trade names, trademarks and service marks ("ACE Marks") as are now designated (and may hereinafter be designated in writing by Company) as an integral part of the ACE Stores; and

     3. Licensee desires to establish and operate ACE Stores outside the United States of America in the country of________________(the "Territory") as a licensee of Company and to sublicense others the right to establish and operate ACE Stores in the Territory, using procedures and standards developed and prescribed by Company; and

     4. Company expressly disclaims the making of, and Licensee acknowledges that it has not received nor relied upon, any warranty or guaranty, express or implied, as to the revenues, profits or success of the business venture contemplated by this Agreement.

     NOW, THEREFORE, the parties, in consideration of the undertakings and commitments of each party to the other set forth in this Agreement, agree as follows:



                          PARAGRAPH I
                          APPOINTMENT

     1.01. Subject to the terms and conditions herein and during the term of this Agreement, Company grants to Licensee the exclusive right throughout the Territory to use the ACE Marks and Licensee undertakes the obligation to establish and operate ACE Stores solely in compliance with operational procedures and standards prescribed by Company from time to time. Company will not, so long as this Agreement is in force and effect and Licensee is not in default under any of the terms hereof, license another to operate, or itself operate, any other ACE Stores within the Territory.

     1.02 Company further grants to Licensee, upon and subject to the terms and conditions set forth in Section 7.03 below, the right to sublicense others to establish and operate ACE Stores in the Territory solely in compliance with operational procedures and standards prescribed by Company from time to time, and to supervise the operations of such sublicensed ACE Stores.

     1.03 In order to maintain the goodwill and prestige which the Ace Marks enjoy with the public, the uniform high standards of quality of the Merchandise, and to maintain the integrity of the Ace Marks as indicators of product origin and uniform quality, Company further grants to Licensee, upon and subject to the terms and conditions set forth herein, the right to purchase Merchandise from Company for resale at the ACE Stores in the Territory.

     1.04 In connection with the above rights, Company grants to Licensee the exclusive right and license to use certain ACE Marks , as well as exclusive access to Company's proprietary systems, operations manuals ("Operations Manuals"), standard forms and formats, and operational knowledge as Company shall, in its discretion, provide for use within the Territory.

                          PARAGRAPH II
                              FEES

     2.01 In consideration of the license granted herein, Licensee shall pay to Company a non-refundable license fee in the amount of ____________________ United States Dollars ($_________________ U.S.) ("License Fee").

     2.02 In connection with the purchase of Merchandise for resale from ACE Stores in the Territory, Licensee agrees to pay Company as follows:

       (i) for Merchandise purchased from Company's warehouses,the Company's United States dealer cost for such merchandise, plus a three percent (3%) international handling charge;

       (ii) for Merchandise purchased directly from Company's vendors in the United States and billed through Company, the vendor invoice cost of such merchandise, plus a five percent (5%) international handling charge;

       (iii) for Merchandise purchased through Company's bulletin program (pooled merchandise), the cost of such merchandise, plus six percent (6%), plus a three percent (3%) international handling charge; and

       (iv) for Merchandise purchased directly from vendors outside the United Sates and billed through Company, the cost of such merchandise plus a handling charge to be determined by Company on a per purchase basis.

     It is mutually understood that the Company's handling charges may be changed by Company upon sixty (60) days prior written notice to Licensee.

     2.03 Licensee shall also pay to Company a net royalty fee ("Royalty Fee") in an amount equal to__________________________percent (______%) of the annual gross retail revenues generated from the sale of home improvement products, tools, hardware, paint and related merchandise and products, from whatever source, provided to customers of the ACE Stores operated by Licensee in the Territory or other retail customers of Licensee towhom Licensee sells merchandise purchased from or through Company in the Territory including, without limitation, sales to customers over the internet ("Gross Retail Revenues"). For the purposes of this Subparagraph, the term "Gross Retail Revenues" shall exclude customer refunds, customer credits and all sales taxes and value added taxes actually collected by Licensee from customers and paid to any government authority in the Territory, which shall be the sole responsibility of Licensee.

     2.04 Licensee shall also pay to Company a sublicensee royalty fee ("Sublicensee Royalty Fee") in an amount equal to __________________ percent (____%) of any royalty fee or similar fee collected by the Licensee from its sublicensees in the Territory generated by its sublicensees from the sale of home improvement products, tools, hardware, paint and related merchandise and products, from whatever source, provided to customers of the ACE Stores operated by the sublicensees or other retail customers of the sublicensees in the Territory including, without limitation, sales to customers over the internet. The minimum royalty fee to be charged by Licensee to its sublicensees shall not be less than ______ percent (__%).

     2.05 Licensee shall also pay to Company a unit opening fee ("Unit Opening Fee") in an amount equal to_________________percent (___%) of the license fee, unit fee or similar fee collected by Licensee from its sublicensees. Licensee shall also pay to Company _________ percent ( __%) of the license fee, area development fee or similar fee collected by Licensee from any area or regional developer appointed by Licensee and approved by Company in the Territory

     2.06 All Royalty Fees, Sublicensee Royalty Fees and Unit Opening Fees shall be due and payable to the Company, in United States Dollars, thirty (30) days after the end of each calendar quarter for the calendar quarter just ended. In the event that payment of the above fees in United States Dollars is not possible by application of law, Licensee shall be entitled to make payment in _____________ currency (____) at the currencyexchange rate reported in the Wall Street Journal, on the date the payment is transmitted, provided, however, that if the payment is transmitted after the date on which payment is due, the currency exchange rate used shall be the rate as of the day payment is transmitted or the date payment was due, whichever rate produces the larger amount in United States Dollars.

     2.07 Licensee shall reimburse Company for any and all out-of-pocket expenses including, travel (at the business class rate), lodging and tax, meals, and laundry costs incurred by Company's employees in the performance of Company's obligations hereunder during the initial six (6) years after execution of this Agreement. Commencing with the first day of the seventh year after execution of this Agreement, expenses for travel, food and lodging will be borne by the party requesting the service.

     2.08 Licensee shall pay all amounts shown as currently due on Company's billing statements for purchases of merchandise, supplies and services made by Licensee with such promptness as shall enable Company to receive payment no later than the tenth (10th) day following the date of the statement (it being understood that all invoices for merchandise purchased on extended payment terms become currently due when other items billed are not paid when due), and pay a service charge per bi-weekly billing statement on any past due balance in such amount as Company may from time to time impose on its dealers generally. Company shall provide Licensee with credit terms of a minimum of 52 days from the date the warehouse invoice first appears on Licensee's billing statement for purchases of merchandise from the Company's warehouse (142 days for the warehouse portion of any opening stock order). All amounts becoming payable by Licensee pursuant to Company's billing statements shall be payable in United States currency.

     2.09 Licensee shall pay to Company a fee of Five Thousand United States Dollars ($5,000 U.S.) for each additional store account identification number requested provided, however, that if the Ace Store for which such additional store account number meets the Company's Premier Hardlines Dealer (PHD) standards, then such fee shall be reduced to One Thousand Dollars
($1,000 U.S.).

     2.10  All production and translation expenses will be paid by Licensee.

                         PARAGRAPH III
                         TERM & RENEWAL

     3.01 This Agreement shall be effective and binding from the date of its execution for an initial term equal to ten(10) years from the date of this Agreement (the "Initial Term").

     3.02 Licensee shall have the right to renew this license at the expiration of the initial term of the license for two (2) additional terms of five (5) years each ("Renewal Terms"), provided that all of the following conditions have been fulfilled:

           a. Licensee has, during the entire term of this Agreement, complied with all the provisions hereof;

           b. Licensee has given Company written notice of its intent to renew the license not less than six (6) months nor more than twelve
               (12) months prior to expiration of the then current term;

           c. Licensee has satisfied all monetary obligations owed by it to Company and has paid these obligations in a timely manner as required herein throughout the term of this Agreement;

           d. Licensee has satisfied the performance requirements for number of square feet of retail space and dollar volume of merchandise purchases established in Paragraph 7.05 of this Agreement; and

           e. Upon renewal, and if requested by Company, Licensee has executed a new Agreement, which agreement shall supersede in all respects this Agreement, the terms of which shall be substantially the same as the terms of this Agreement but which may include, without limitation, a different Royalty Fee or other monetary terms.

                          PARAGRAPH IV
                       PROPRIETARY MARKS

     4.01 Company grants Licensee exclusive license to use the ACE Marks in connection with the retail hardware services offered and performed by Licensee at the location(s) within the Territory, and in connection with the Merchandise purchased from Company for resale from the said location(s). Licensee and its sublicensees shall display an exterior store identification sign that shall comply with the identity standards and requirements set forth in the Operations Manual or the ACE Identity Standards Manual.

     4.02 Company does not guarantee, warrant or offerany patent or trademark protection to Licensee on any of the products purchased by Licensee from Company, and Company shall not be obligated or liable in any way to indemnify Licensee for any actual or alleged violations of patent or patent rights, or trademark, service mark, trade name or other intellectual property rights arising from or in connection with the sale or use of any products, programs or services purchased from Company by Licensee or the exercise of any rights granted hereunder.

     4.03 Licensee agrees to use the ACE Marks only in the form, manner, and logotype previously approved by Company in writing and to comply with all guidelines and instructions from time to time issued by Company with respect thereto. All use of the ACE Marks shall clearly and conspicuously disclose that the ACE Marks are owned by, or used under license from Company.

     4.04 All services provided in connection with which the ACE Marks are used shall be of high quality as determined by Company, and otherwise in accordance with such specifications as Company may, from time to time, prescribe.

     4.05 In no event shall the license herein granted be construed as authorizing Licensee to use any marks, trade names, slogans or logos of Company other than as specifically licensed hereunder. Licensee agrees that it shall not place or cause to be placed the names "ACE" or "ACE Hardware" on any merchandise without the Company's prior written consent.

     4.06 Licensee agrees not to adapt or vary the ACE Marks or create or use any trademark, service marks, trade names, symbols or logos that are confusingly similar to those owned by Company, whether or not licensed hereunder. Licensee also agrees to at no time use the ACE Marks in association or conjunction with any trade name, trademark or service mark owned or registered by a competitor of Company.

     4.07 Company expressly disclaims any and all liability to Licensee or to any third party with respect to any actual or alleged invalidity of the Mark or in connection with Licensee's use of the ACE Marks, or the use of the services furnished by Licensee in connection therewith.

     4.08 Licensee acknowledges Company's ownership of the ACE Marks, and agrees that it will not do or permit any act to be done which may impair such ownership. Licensee agrees that all use of the ACE Marks by it shall inure to the benefit of, and be on behalf of, Company. Licensee agrees that it will never in any manner represent that it has an ownership interest in the ACE Marks, or contest the ownership of the ACE Marks by Company, or attack the validity of the license herein granted. Licensee agrees to execute, upon request, such documents as Company may deem necessary or desirable to acknowledge Company's ownership of the ACE Marks, or to register, retain, enforce or defend the ACE Marks.

     4.09 Licensee agrees to notify Company of any unauthorized use of the ACE Marks by others, as promptly as such use may come to Licensee's attention. Company shall have the sole and exclusive right, but not the obligation, to register or renew the Ace Marks or to commence infringement, opposition or other proceedings with respect thereto.

     4.10 Licensee agrees at no time to register or attempt to register, adopt or use, authorize, permit or condone the use by any other person or firm, of any name, word or mark which is similar to or likely to be confused with, any trade name, trademark or service mark belonging to or registered by Company, whether or not licensed hereunder, (it being understood and agreed that all variations or adaptations of any trademarks or service marks owned or registered by Company shall be the exclusive property of Company and that Company shall have the exclusive right to register the same and to license the use thereof).

     4.11 In order to preserve the validity and integrity of the ACE Marks and copyrighted materials licensed herein and to assure that Licensee is properly employing the same in the operation of its ACE Stores, Company or its agents shall have the right of entry and inspection of Licensee's premises upon 10 days prior notice to Licensee and, additionally, shall have the right to observe the manner in which Licensee is conducting its operations and activities, to confer with Licensee's customers and employees and to inspect merchandise, products, reports, forms and documents and related data for test of content and evaluation purposes to make certain that the operations and activities are satisfactory and meet the Company's Premier Hardlines Dealer (P.H.D.) standards and other performance standards. Licensee shall also provide, upon Company's request, samples of advertising or other documents to confirm compliance with Company's standards and the terms of this Agreement.

     4.12 Licensee shall not use the Marks in any advertising or any other form of promotion without appropriate registration symbols, or other designation of ownership and rights required by law in the country in which the ACE Stores is operated.

                          PARAGRAPH V
                    CONFIDENTIAL INFORMATION

     5.01 Licensee acknowledges that its entire knowledge of the operation of an ACE Stores, including the knowledge or know-how regarding the specifications, standards and operating procedures of the Company services, is derived from information disclosed to Licensee by Company and that certain of such information is proprietary, confidential and a trade secret of Company. Licensee shall maintain the absolute confidentiality of all such proprietary information during and after the term of this Agreement and shall not use any such information in any other business or in any manner not specifically authorized or approved in writing by Company.

     5.02 Licensee agrees to keep in strict confidence all Operations Manuals, warehouse checklists, CD Rom, computer software, videotapes, bulletins, vendor catalogs, price lists, order forms and other documents and information furnished by Company with respect to the merchandise, programs and services which are available from Company, and at no time to divulge or display any of the foregoing, other than in connection with Licensee's transactions with Company or its sublicensees or for the purpose of promoting Licensee's business. Licensee agrees to comply with all policy statements and guidelines communicated from time to time by Company with respect to any confidential information belonging to Company and at no time to authorize, permit or condone the use of any of the foregoing by any other person or firm.

     5.03 Licensee shall divulge such confidential information only to the extent and only to such of its employees as must have access to it in order to operate the ACE Stores. Any and all information, knowledge and know-how including, but not limited to, specifications and standards concerning the operation of the ACE Stores and other data which Company provides in connection with the operation of the ACE Stores shall be deemed confidential for purposes of this Agreement, except information which Licensee can demonstrate lawfully came to its attention prior to disclosure thereof by Company; or which, at the time of disclosure by Company to Licensee, had lawfully become a part of the public domain, through publication or communication by others; which, after disclosure to Licensee by Company, lawfully becomes a part of the public domain through publication or communication by others, or which Licensee is required to be furnished to any government or public authority pursuant to any law or judicial order applicable to Licensee.

     5.04 Licensee acknowledges and agrees that Company owns or is the licensee of various works of authorship used in connection with the operation of the ACE Stores including, but not limited to, all categories of works eligible for protection under the United States copyright law, all of which shall be deemed to be Copyrighted Works under this Agreement. Such Copyrighted Works include, but are not limited to, the Manual, advertisements, promotional materials, posters and signs, and may include all or part of the Marks, trade dress and other portions of the System. Company intends that all works of authorship related to the operation of ACE Stores which are created by Company in the future shall be owned by Company.

     5.05 If Licensee develops any new program, project, work of art or other material in the course of operating the ACE Stores which incorporates the ACE marks or the ACE name and Company approves the use and sale of this service in the ACE Stores, this new program, project, work of art or other material shall automatically become the property of Company as though Company had developed the program, project, work of art or other material itself ("Work for Hire").

                          PARAGRAPH VI
                     COMPANY'S OBLIGATIONS

     Company agrees to provide to Licensee the following:

     6.01 Numerous proprietary Operations Manuals covering the functional areas within the ACE system.

     6.02 The use of Company's pre-developed formats for promotional materials, annual surveys and other operations functions.

     6.03 The use of Company's extensive promotional and educational videotapes and new videotaped titles as produced and developed.

     6.04 The use of Company's consultants in connection with the operation of distribution centers and retail stores.

     6.05 Training provided in various locations in the United States over the term of the Agreement:

           a.   Up to _____ (__)  weeks of distribution training;

           b.   ____ (__) weeks of merchandising training;

           c.   ___ (__) weeks of wholesale training;

           d. A minimum of ____ (__) weeks of retail training at Company's offices and/or distribution centers;

           e. Between ____ (__) and ___ (__) weeks of retail training at retail locations to be designated by Company.

           Company estimates that it will provide components of the above training to a maximum of _______ (__) persons. Any training beyond that set out above shall be evaluated and discussed by Company and Licensee upon request of the Licensee. Such additional training shall be provided on a fee basis.

     6.06  On-site training in the Territory:

           a. ____ (_) weeks of in-store training will be provided by a Company employee at each of the first ____ (_) sites to be opened by Licensee in the Territory.

           b. At least ____ (_) weeks at the office selected for Licensee's new operation in the Territory, providing training by a Company employee in areas such as merchandising, quality control and reporting.

           c. A Company employee will oversee the entire project in the Territory for up to twelve (12) weeks.

     6.07 Assistance in developing a business plan detailing how to develop ACE Stores in the Territory including analysis of human resources needs, marketing strategies, cash flow requirements, and other operational needs.

     6.08 Assistance in developing a marketing plan to attract and qualify potential sublicensees.

     6.09 Periodic on-going consultation and follow-up to ensure that Company's systems are being properly implemented.

     6.10 On-going research and development into new suppliers, product lines, merchandising techniques and operational techniques, from a worldwide perspective.

     6.11 Access to Company's existing and on-going advertising and promotional support, including the consultation services of the Company's advertising coordinator for at least one (1) week to assist in developing an advertising and marketing program.

     6.12 Exclusive access to Company's on-going private label product lines in the Territory.

     6.13 Exclusive access to Company's proprietary systems, standard forms and formats, and operational knowledge for use within the Territory.

     6.14 An annual review of operations and a written report outlining operational deficiencies or defaults identified by such review together with a timetable for correcting such defaults which cure period in no event shall exceed six (6) months from receipt of Company's notice of such default.

     6.15 The parties agree that all information provided by Company to Licensee or developed by Company in conjunction with the Licensee pursuant to this Paragraph VI shall be subject to the confidentiality obligations set forth in Paragraph V above.

                         PARAGRAPH VII
                     LICENSEE'S OBLIGATIONS

     7.01 Licensee shall comply with all requirements set forth in this Agreement, the Operations Manual, the plans and reports set forth in sections 6.07, 6.08 and 6.14, and other written policies provided to Licensee by Company and as developed by the parties. Mandatory specifications, standards, operating procedures and rules prescribed from time to time by Company in the Manual or otherwise communicated to Licensee in writing, shall constitute provisions of this Agreement as if fully set forth herein.

     7.02 Licensee shall comply with any and all laws, regulations and governmental orders of the United States of America, the several states, or the country or Territory in which Licensee's ACE Stores is located, which may be applicable to the sale and distribution of the products purchased by Licensee from Company or to the conduct of Licensee's business operations, as the case may be. Licensee agrees to order only such merchandise as may lawfully be resold without alterations in labeling or otherwise in the country or Territory in which Licensee's business is located and agrees to indemnify Company and hold it harmless from and against any and all claims, suits, proceedings, demands, actions, judgments, orders, fines or penalties arising in connection with the actual or alleged failure of such merchandise to comply with any laws, regulations or governmental requirements applicable to the sale or resale thereof. Licensee shall provide Company with copies of all licenses, permits and certificates required by applicable law for the operation of a business.

     7.03 Licensee shall have the right to sublicense the ACE Marks: "ACE", "ACE Hardware", and "ACE Home Center" within the Territory, provided that Licensee satisfies the following obligations:

           a. Licensee personally operates ACE Stores in the Territory which shall total at least ___________________square feet in the aggregate.

           b. Licensee satisfies the minimum annual purchase requirements set forth in Section 7.05 below.

     Licensee shall advise Company of the address, telephone number and size of each ACE Store opened by Licensee and its sublicensees during the term of this Agreement, a list of which shall be attached hereto as Exhibit A. Exhibit A shall be modified as each new ACE Store is opened in the Territory.

     7.04 Licensee shall, at its expense, provide the following services to sublicensed ACE Stores within the Territory:

           a. Licensee shall develop individual license agreements for use with individual sublicensees in the Territory. Licensee shall submit a draft
of such license agreement to Company  for  Company's prior approval.   Licensee
shall enter into individual license agreements with individual sublicensees for the operation of individual ACE Stores within the Territory.

           b. Licensee shall train all individual sublicensees with a training program supplied by or approved by Company. At a minimum, Licensee shall provide individual sublicensees and their managers or employees with a minimum six (6) week retail training program prior to commencement of operations.

           c. Licensee shall make periodic visits to all individual sublicensed businesses located within the Territory, for the purposes of consultation, assistance and guidance of individual sublicensees in all aspects of the operation and management of the individual ACE Stores. Licensee's representatives who visit at the individual sublicensed businesses will prepare, for the benefit of individual sublicensees, Licensee and Company, written reports with respect to such visits outlining any suggested changes or improvements in the operations and detailing any defaults in such operations which become evident as a result of any such visit. A copy of each such written report shall be provided to both the individual sublicensees and Company. Licensee's agreements with its sublicensees shall also provide that the Company may make periodic visits to sublicensed ACE Stores to ensure that they are operating in accordance with the Company's standards.

           d. Licensee shall advise individual sublicensees within the Territory of problems arising out of the operation of the individual ACE Stores as disclosed by reports submitted to Licensee, or to Licensee's representative, by individual sublicensees or pursuant to inspections of the individual ACE Stores conducted by Licensee or Licensee's representative.

           e. Licensee shall take all necessary steps to enforce the terms of each individual sublicensee's Individual License Agreement and the provisions of the Manual.

           f. Licensee shall coordinate, administer, supervise and otherwise monitor advertising and promotional activities of individual sublicensees within the Territory.

     All expenses incurred by Licensee in performing its obligations under this Agreement shall be the sole responsibility of Licensee. Licensee agrees to expend such sums for office administration, travel, promotions, and advertising as may be reasonably required to develop and supervise the Territory.

     7.05 Licensee agrees to purchase from Company the following minimum annual dollar volume purchases in United States currency during the Initial
Term:

     Year One       $              Year Six       $
     Year Two       $              Year Seven     $
     Year Three     $              Year Eight     $
     Year Four      $              Year Nine      $
     Year Five      $              Year Ten       $

Licensee further agrees to develop ACE Stores (both Licensee owned and sublicensed) during the Initial Term of this Agreement consisting of a minimum of ________________ square feet of retail space as follows:

     Year One                      Year Six
     Year Two                      Year Seven
     Year Three                    Year Eight
     Year Four                     Year Nine
     Year Five                     Year Ten

     The Years referred to in this Section 7.05 refer to twelve (12) month periods commencing upon execution of this Agreement. The minimum annual performance requirements for the Renewal Term(s), if any, shall be mutually agreed upon by the Company and Licensee prior to the Initial Term, provided, however, that the minimum performance requirements for the Renewal Term(s) shall in no event be less than those required for Year Ten as set forth above. All of the ACE Stores opened by Licensee or its sublicensees in the Territory shall comply with the Company's Premier Hardlines Dealer (P.H.D.) standards.

     7.06  Licensee shall purchase products from Company as follows:

           a. Licensee shall refrain from making any representation that a product purchased from Company can be used for a purpose or in a manner not intended by its manufacturer, and Licensee assumes full responsibility for, and hereby indemnifies Company and holds it harmless from and against any and all claims asserted against Company (a) which are based upon or arise out of any such representation or (b) which are based upon or arise out of any act performed by Licensee or its sublicensees to assist Licensee's customer in using a product purchased from Company, or to alter, install, repair or service any product purchased by Licensee from Company.

           b. Licensee shall indemnify Company and hold it harmless from and against any and all claims for (a) charges asserted against Company by another party for services provided by such party to Licensee or its sublicensees or for merchandise shipped by another party at Licensee's or its sublicensee's request and (b) damages demanded from Company in connection with any occurrence concerning which it is alleged that Licensee functioned as an agent of the Company.

           c. Licensee shall indemnify Company and hold it harmless for the amount of all attorneys' fees and expenses reasonably incurred by it in:

               (i) enforcing compliance by Licensee with the provisions of this Agreement or enforcing collection of any past due balances owing by Licensee on Company's billing statements,

               (ii) defending any claims asserted against Company which are based upon or arise out of any occurrence of the types described in Paragraphs IV, V, VII and XIII hereof or in attempting to avoid or mitigate any losses to Company in connection therewith, and

               (iii)in protecting any security interest of Company granted in any property of Licensee in the event that Licensee becomes a debtor in bankruptcy or insolvency proceedings.

           d. Licensee shall furnish Company with annual financial statements of their year end and financial statements, books and records and related information including purchase and sales figures, concerning Licensee's business on a quarterly basis or as shall reasonably be requested from time to time by Company in order to confirm Licensees compliance with the terms of this Agreement. Licensee shall require its sublicensees and area or regional developers to provide to Licensee and Company similar financial information on a quarterly basis including, without limitation, retail sales data and data regarding their cost of goods sold.

           e. Licensee shall provide Company with a standby irrevocable letter of credit, issued or confirmed by a United States bank approved by Company or with such other instruments or collateral as Company shall deem to be appropriate in order to secure the prompt payment of the indebtedness to it incurred by Licensee from time to time. Company agrees to, as long as Licensee is not in breach of this Agreement, extend credit to Licensee, in such amount as Company and its credit insurance company shall, in their sole discretion, deem reasonable for sales of Merchandise and services to Licensee. Company reserves the right to change the amount of credit extended to Licensee from time to time.

           f. All orders for merchandise, supplies and services placed by Licensee shall be subject to acceptance or nonacceptance by Company at its corporate headquarters, now located in Oak Brook, Illinois, United States of America. Company shall cause all items ordered by Licensee to be shipped to Licensee's designated receiving terminal in the United States for shipment by Licensee only to Licensee's location listed hereinabove. Title to all such merchandise and supplies shipped to Licensee shall pass to Licensee upon delivery to such receiving terminal. Licensee shall be responsible for and agrees to pay to Company all costs and charges related to the delivery of such items to said terminal, except in the case of prepaid shipments from Company's vendors.

           g. Licensee shall be solely responsible for and shall pay when due all import or export permit fees, customs duties and taxes of any nature mposed upon the sales made by Company to Licensee by the United States Government or the government of the country in which Licensee's place of business is located. Licensee shall fully indemnify Company for the amount of any such fees, duties and taxes, together with any interest or penalties thereon, which Company may be required to pay as a result of Licensee's failure to do so.

           h. At its sole discretion and notwithstanding any other provisions of this Agreement to the contrary, Company may limit or restrict the quantities or types of merchandise sold to Licensee hereunder in order to maintain an adequate inventory of merchandise to supply other dealers and licensees.

           i. Nothing herein shall be deemed in any way to limit the right of Licensee to determine the prices or terms at which products purchased through Company shall be resold by Licensee. It is expressly understood that Licensee may resell such products at any prices determined by Licensee, whether greater or lesser than any prices listed or suggested by Company.

           j. Company shall supply Licensee with such quantities of sales aids as Company, in its sole discretion, deems necessary or desirable. All such sales aids shall be in the English language. All copyrights which may be issued or applied for with respect to such sales aids or any translations thereof shall be issued or applied for in the name of Company, and shall be the sole property of Company.

           k. Licensee agrees to return no merchandise to Company without the written consent of Company first being obtained.

           l. Licensee agrees to use the Ace International Redistribution Center on the west coast of the United States in connection with the export by Licensee of all merchandise purchased from Company by Licensee for itself and for resale to its sublicensees .

           m. Company warrants that it has good and marketable title to the Merchandise. NO OTHER EXPRESS OR IMPLIED WARRANTY IS MADE BY COMPANY WITH RESPECT TO THE MERCHANDISE, SUCH BEING SUBJECT TO WARRANTIES MADE BY THEIR RESPECTIVE MANUFACTURERS. COMPANY'S TOTAL LIABILITY TO LICENSEE RESULTING FROM THE SALE OF MERCHANDISE SHALL NOT EXCEED THE PRICE PAID BY LICENSEE FOR SUCH MERCHANDISE. Notwithstanding the above, Company agrees that, to the extent available, it will make its standard defective goods policy available to Licensee. Licensee agrees not to return any merchandise to Company except in compliance with such policy.

     7.07 If requested at any time by Company, and if reasonably available to Licensee in the Territory, Licensee shall maintain at Licensee's sole expense, with a reputable insurance carrier or carriers, a policy or policies of liability insurance with commercially reasonable coverage limits as agreed upon by Company and Licensee with respect to any claims for damages to property, personal injuries or wrongful death which are based upon or arise out of any occurrence concerning which it is alleged that Licensee functioned as an agent of Company, or that Licensee, Company, or either of them is otherwise liable therefor, except for claims based on or arising out of the sole negligence of Company. Company shall be named as an additional insured party in each such policy and Company shall be furnished with a certificate of insurance evidencing such coverages as are required herein.

     7.08 Licensee and its sublicensees shall participate in the following advertising and marketing programs:

           a.  Each calendar month Licensee shall spend an amount equal
to_____ percent   (__%) of Licensee's gross retail revenues on local
advertising of Licensee's ACE Stores. Company shall provide guidelines for conducting such advertising. Licensee shall provide to Company an accounting as to its expenditures for local advertising and promotion on a quarterly basis.

           b. Licensee shall require each of its sublicensees to spend an amount equal to two percent (2%) of such sublicensee's gross retail revenues on advertising in the Territory. One percent (1%) of such amount shall be spent directly by the sublicensee on local advertising of its ACE Store(s). The other one percent (1%) shall be paid by the sublicensee to Licensee and shall be spent by Licensee on institutional advertising of the ACE Stores in the Territory.

           c. Licensee shall submit all advertising and promotional materials promoting the ACE Stores to Company for review and approval prior to use. Company shall notify Licensee in writing of its disapproval of any such advertising or promotional materials within thirty (30) business days of receipt of such materials, or fifteen (15) business days if received via telefax, from Licensee. If Company does not notify Licensee of its disapproval of any such advertising or promotional materials within said thirty (30) business day period, such advertising or promotional materials shall be deemed approved. All advertising conducted by the ACE Stores shall be conducted in a dignified manner and shall display the ACE Marks in the manner prescribed by Company.

     7.09 Licensee shall not engage in the wholesale distribution of ACE branded products throughout the Territory to non-ACE Stores, home centers and other channels of distribution.

     7.10 Licensee shall operate additional Ace Stores only if (i) Licensee is in compliance with all requirements and obligations of this Agreement and all other agreements between Company and Licensee, and (ii) Licensee is in compliance with all of its performance obligations of Paragraph 7.05. of this Agreement.

     7.11 Licensee shall notify Company in writing within fifteen (15) days after it becomes aware of the commencement of any action, suit or proceeding and of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality which may adversely affect the operation or financial condition of the ACE Stores.

     7.12 Licensee may, with Company's prior written consent, develop additional ACE Stores within the Territory upon the same terms and conditions set forth in this Agreement including satisfaction of the performance schedule set forth in Paragraph 7.05 of this Agreement and, provided that Licensee has made application to Company and has timely fulfilled its obligations arising hereunder and under any other agreement between the parties and is in compliance with the terms of this Agreement for each ACE Stores Licensee owns and operates.

                         PARAGRAPH VIII
                 CONFIDENTIAL OPERATIONS MANUAL

     8.01 Company shall provide to Licensee one (1) or more manuals containing specifications, standards, operating procedures and rules prescribed from time to time by Company relative to the operation of the ACE Stores. Licensee shall, at its expense, have the Manual translated into the primary language used in the Territory. The Manual, as used herein, shall refer to the entire series of manuals detailing the operation of the ACE Stores. Company shall have the right to add to and otherwise modify the Manual from time to time to reflect changes in the specifications, standards, operating procedures and rules prescribed by Company for the ACE Stores, provided that no such addition or modification shall alter Licensee's fundamental status and rights under this Agreement.

     8.02 The Manual shall at all times remain the sole property of Company and shall promptly be returned upon the expiration or other termination of this Agreement. Licensee agrees and covenants that it shall not disclose, duplicate or otherwise use in an unauthorized manner any portion of the Manual.

     8.03 The Manual contains proprietary information of Company and shall be kept confidential by Licensee both during the term of this Agreement and for a period of five (5) years subsequent to the expiration or termination of this Agreement. Licensee shall at all times ensure that its copy of the Manual be available at the ACE Stores premises in a current and up-to-date manner.

                          PARAGRAPH IX
                    COVENANTS NOT TO COMPETE

     9.01 Licensee covenants that during the term of this Agreement and any renewal thereof, except as otherwise approved in writing by Company, Licensee shall not, whether alone, as a partner, officer, director, employee, consultant or holder of any beneficial interest in any such business or activity or any person or entity engaged in any such activity, either directly or indirectly, for itself or through, on behalf of or in conjunction with any person, persons, partnership, corporation or other legal entity:

           a. Divert or attempt to divert any business or customer of the business licensed hereunder to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Company's ACE Marks and the ACE Stores.

           b. Employ or seek to employ any person who is at that time employed by Company or by any other licensee of Company or otherwise, directly or indirectly, induce or seek to induce such person to leave his or her employment with Company or its licensee, without first obtaining the Company's or its licensee's written consent.

           c. Own, maintain, engage in, or have any interest in any retail hardware business utilizing a similar format as the ACE Stores licensed hereunder.

     9.02 Licensee shall not for a period of two (2) years following the expiration or termination of this Agreement (or the maximum period allowable by law, if less than two [2] years), either directly or indirectly, on behalf of itself or through any other entity, engage in offering or selling home improvement products, tools, hardware and merchandise and related products pursuant to a franchise, license, or similar agreement with any U.S. competitor of the Company.

                          PARAGRAPH X
                    DEFAULT AND TERMINATION

    10.01 Either party may terminate this Agreement upon written notice to the other for any of the following events:

           a. the discovery of a material misrepresentation or omission made by a party which, if known to the other party at the time of execution of this Agreement, would cause such party to elect not to enter into this Agreement;

           b.  the liquidation, bankruptcy or insolvency of one of the parties;

           c. the appointment of a trustee, receiver or liquidator for all or substantially all of the assets or the business of one of the parties;

           d. the attachment, sequestration, execution or seizure of all or substantially all of the assets of the parties, provided that such attachment, sequestration, execution or seizure is not discharged within thirty (30) days from the institution thereof; or

           e. subject to section 10.02 below, a breach by one of the parties of any terms or conditions of this Agreement, such breach not being rectified (assuming it is capable of being rectified within a reasonable period of time, not to exceed sixty (60) days, following the receipt of written notice from the non-breaching party.

    10.02 This Agreement shall, at the option of Company, terminate automatically upon delivery of notice of termination to Licensee, if Licensee:

           a. Is convicted of or pleads no contest to a felony or other crime or offense that is likely to adversely affect the reputation of Company, Licensee or the ACE Stores.

           b. Makes any unauthorized use, disclosure or duplication of any portion of the Operations Manual or duplicates or discloses or makes any unauthorized use of any trade secret or confidential information provided to Licensee by Company.

           c. Abandons, fails or refuses to actively operate any of the ACE Stores for ten (10) business days in any twelve (12) month period provided (excluding the closing of the ACE Stores for holidays recognized in the Territory, or for reasons beyond the control of Licensee, such as natural disasters), or if any of the ACE Stores are not being operated for a purpose approved by Company or fails to relocate the premises of the ACE Stores to approved premises within an approved period of time following expiration or termination of the lease for the premises of the ACE Store.

           d. Surrenders or transfers control of the operation of the ACE Stores, makes or attempts to make an unauthorized direct or indirect assignment of the license or an ownership interest in Licensee or fails or refuses to assign the license or the interest in Licensee of a deceased or incapacitated controlling owner thereof as herein required.

           e. Submits to Company on two (2) or more separate occasions at any time during the term of this Agreement any reports or other data, information or supporting records which understate by more than two percent (2%) the Royalty Fees, amounts due for merchandise purchased by Company or any fees owed to Company for any period and Licensee is unable to demonstrate that such understatements resulted from inadvertent error.

           f. Materially misuses or makes any unauthorized use of any of the Marks or commits any other act which can reasonably be expected to materially impair the goodwill associated with any of the Marks. A "material misuse" shall mean any use of the Marks not previously approved in this Agreement or otherwise in writing by Company, or any use other than for the promotion of the ACE Stores.

           g. Materially misuses or makes any unauthorized use of the ACE International Computer System. A "material misuse" shall mean any use of the ACE International Computer System not previously approved in this Agreement or otherwise in writing by Company, or any use other than for the promotion of the ACE Stores.

           h. Fails on two (2) or more separate occasions within any period of twelve (12) consecutive months to submit when due reports or other information or supporting records, to pay when due the Royalty Fees, amounts due for purchases from Company or other payments due to Company, or otherwise fails to comply with this Agreement, whether or not such failures to comply are corrected after notice thereof is delivered to Licensee.

           i. Fails to make expenditures for advertising as prescribed in Paragraph 7.08. of this Agreement.

           j. Fails to comply with the performance requirements in accordance with the Schedule agreed upon by the parties as prescribed in Paragraph 7.05 of this Agreement.

           k. Fails or refuses to make payments of any amounts due Company for Royalty Fees, purchases from Company or any other amounts due to Company, and does not correct such failure or refusal within fifteen (15) days after written notice of such failure is delivered to Licensee; or

           l. Fails or refuses to comply with any other provision of this Agreement, or any mandatory specification, standard or operating procedure prescribed in the Manual as developed by the parties or as otherwise agreed to by the parties in writing, and does not correct such failure within six (6) months or provide proof acceptable to Company that Licensee has made all efforts as agreed upon by the parties to correct such failure and will continue to make efforts to cure until a cure is effected as agreed upon by the parties, if such failure cannot be corrected within ninety (90) days after written notice of such failure to comply is delivered to Licensee.

    10.03 If Licensee is a corporation, unless Licensee first obtain's Company's prior written approval, this Agreement shall automatically terminate upon the consummation of any sale or transfer of all of the shares of capital stock (both voting and non-voting) of such corporation held by the holder or holders of fifty percent (50%) or more of its outstanding voting stock.

                          PARAGRAPH XI
RIGHTS AND DUTIES OF THE PARTIES UPON EXPIRATION OR TERMINATION

    11.01 Upon termination or expiration, this Agreement and all rights granted hereunder to Licensee shall forthwith terminate, and:

           a. Licensee shall immediately cease to operate the ACE Stores under this Agreement and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former licensee of Company.

           b. Licensee shall immediately and permanently cease to use, by advertising or in any other manner whatsoever, any confidential methods, procedures and techniques associated with the Marks and any distinctive forms, slogans, signs, symbols, logos or devices associated with the Marks. In particular, Licensee shall cease to use, without limitation, all signs, advertising materials, stationery, forms and any other article which displays the ACE Marks.

           c. Licensee shall take such action as may be necessary to cancel or assign to Company or Company's designee, at Company's option, any assumed name or equivalent registration filed with governmental authorities which contains the name "ACE" or any of the ACE Marks and Licensee shall furnish Company with evidence satisfactory to Company of compliance with this obligation within thirty (30) days after termination or expiration of this Agreement.

           d. In the event Licensee continues to operate or subsequently begins to operate any other business, Licensee shall not use any reproduction, counterfeit, copy or colorable imitation of the ACE Marks either in connection with such other business or the promotion thereof, which is likely to cause confusion, mistake or deception, or which is likely to dilute Company's exclusive rights in and to the ACE Marks. This Paragraph XI. is not intended as an approval of Licensee's right to operate other businesses and in no way is it intended to contradict Paragraph IX. of this Agreement. Licensee shall not utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with Company so as to constitute unfair competition. Licensee shall make such modifications or alterations to the premises of the ACE Stores immediately upon termination or expiration of this Agreement as may be necessary to prevent any association between Company and any business thereon subsequently operated by Licensee or others, and shall make such specific additional changes thereto as Company may reasonably request for that purpose. In the event Licensee fails or refuses to comply with the requirements of this Paragraph XI., Company shall have the right to enter upon the premises where Licensee's ACE Stores were located, without incurring any liability to Licensee, for the purpose of making or causing to be made such changes as may be required at the expense of Licensee, which expense Licensee shall pay upon demand.

           e. Licensee shall promptly pay all sums owing to Company as agreed upon by the parties. In the event of termination for any default of Licensee, such sums shall include but not be limited to, all damages, costs, expenses, including reasonable attorneys' fees, license fees and lost future royalties incurred by Company as a result of the default.

           f. The losing party shall pay to the prevailing party all damages, costs and expenses, including reasonable attorneys' fees, incurred subsequent to the termination or expiration of the license herein granted in obtaining injunctive or other relief for the enforcement of any provisions of this Paragraph XI. or Paragraph IX.

           g. Licensee shall immediately turn over to Company all Manuals, customer lists, records, files, instructions, brochures, agreements, disclosure statements and any and all other materials provided by Company to Licensee relating to the operation of the ACE Stores (all of which are acknowledged to be Company's property).

           h. Company shall acquire all right, title and interest in and to any sign or sign faces bearing the Marks. Licensee acknowledges Company's right to have access to the premises of the ACE Stores should Company elect to take possession of any said sign or sign faces bearing the ACE Marks. Removal shall be at Licensee's expense.

           i.  Licensee shall comply with the covenants contained in Paragraph
IX. of this Agreement.

           j. Licensee shall, at Company's request in Company's sole discretion, assign to Company or Company's nominee, without charge, all of Licensee's rights under its agreements with any area or regional developer or any sublicensee, provided that the foregoing shall not apply in the event of termination by Licensee for a material breach by Company.

    11.02 All obligations of Company and Licensee which expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied or by their nature expire.

                         PARAGRAPH XII
                  TRANSFERABILITY OF INTEREST

    12.01 This Agreement and all rights hereunder may be assigned and transferred by Company and, if so, shall be binding upon and inure to the benefit of Company's successors and assigns.

    12.02  Licensee agrees to notify Company in writing:

           a. prior to or concurrently with the effective date thereof, as to any change in the legal form of ownership of Licensee (such as, for example, a change from individual or partnership form to corporate form, or vice versa), it being understood that no such change will operate to release from liability to Company any party previously responsible for Licensee's obligations hereunder without the written consent of Company,

           b. as promptly as feasible, as to the death of any partner having an interest in any partnership by which Licensee is owned or the death of any stockholder owning 50% or more of the voting stock of Licensee if Licensee is incorporated, or

           c. not less than thirty (30) days prior to the closing of the transaction, as to the name and address of each proposed buyer or transferee in any proposed sale, assignment or transfer of fifty (50%) or more of the ownership interest(s) of Licensee or of the business operated at the location of Licensee's business indicated hereinabove or of all of the capital stock (both voting and non-voting) owned by the holder(s) in a corporation owning the business operated at such location if fifty percent (50%) or more of the outstanding voting stock of such corporation is owned by such holder(s).

    12.03 Licensee shall not transfer or assign this Agreement or any part hereof without Company's written consent. Licensee shall promptly advise Company in writing of any relocation of its place of business or the closing of any existing place of business.

                         PARAGRAPH XIII
                           NO AGENCY

    13.01 Licensee shall not have authority to represent Company in Licensee's country, the Territory or elsewhere as an agent, nor to bind
Company to any contract, representation, understanding, act or deed concerning Company or any products sold by it. Neither the making of this Agreement nor the performance of any part of the provisions hereof shall be construed to constitute Licensee as an agent or representative of Company for any purpose nor shall this Agreement be deemed to establish a joint venture or partnership between the parties. All sales of merchandise by Licensee shall be for its own account, it being understood that Licensee is an independent business reselling products which are purchased from Company.

    13.02 Company shall not, by virtue of any approvals, advice or services, provide to Licensee, assume responsibility or liability to Licensee or any third parties to which Company would not otherwise be subject.

                         PARAGRAPH XIV
                         MISCELLANEOUS

    14.01 The prevailing party shall be entitled to recover reasonable attorneys' fees, experts' fees, court costs and all other expenses of litigation in any action instituted against the other party in order to secure or protect its rights under this Agreement or to enforce terms hereof.

    14.02 This Agreement, any Exhibit attached hereto and the documents referred to herein, shall be construed together and constitute the entire, full and complete agreement between Company and Licensee concerning the subject matter hereof, and supersede all prior agreements. This Paragraph XIV shall not be orally modified. No other representation has induced Licensee to execute this Agreement and there are no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein, which are of any force or effect with reference to this Agreement or otherwise. No amendment, change or variance from this Agreement shall be binding on either party unless executed in writing by both parties.

    14.03 The Recitals set forth in this Agreement are specifically incorporated into the terms of this Agreement and constitute a part of this Agreement.

    14.04 The signing of this Agreement by Licensee constitutes an application only and this Agreement shall not be effective unless and until it has been duly accepted and countersigned by Company at its principal office in Illinois, United States of America not later than thirty (30) days after the date of signing by Licensee. All orders for merchandise, supplies and services placed by Licensee pursuant to this Agreement shall be transmitted to Company at said office and Licensee shall be deemed to have consented and agreed that:

           a. all provisions of this Agreement shall be interpreted and construed in accordance with the substantive laws of the State of Illinois, United States of America; and

           b. all controversies, disputes or claims arising between Company and Licensee arising out of or related to the relationship of the parties hereto, this Agreement or any provision hereof, or any related agreement, shall be submitted for arbitration to be administered by the office of the American Arbitration Association ("AAA") in Chicago, Illinois, U.S.A. on demand of either party. Such arbitration proceedings shall be conducted in Chicago as herein provided before a panel of three (3) neutral arbitrators and, except as otherwise provided in this Agreement, shall be conducted in accordance with the then current commercial arbitration rules of the AAA for international arbitrations. The arbitrators shall have the right to award or include in their award any relief which they deem proper in the circumstances, including without limitation, money damages (with interest on unpaid amounts from date due), specific performance, injunctive relief, legal fees and costs, but shall not have the authority to award exemplary, punitive or special damages. The award and decision of the arbitrators shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction, including courts in the United States of America and the Territory. The parties further agree to be bound by the provisions of any applicable limitation on the period of time in which claims must be brought under applicable law or this Agreement, whichever is less.
The parties further agree that in connection with any such arbitration proceeding, each shall submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the United States Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above shall be barred.

           c. any suit brought by Company against Licensee to enforce any provision of this Agreement or seeking any relief in connection with or arising out of the relationship between Company and Licensee may be instituted in an appropriate court in the State of Illinois, United States of America.

    14.05 Except as otherwise specifically provided, all notices required or permitted to be given hereunder by one party to the other party shall be effective if personally delivered, airmailed or sent by telex or facsimile to the addresses set forth hereinabove or to such other address as either party designates to the other in writing for the receipt of notices hereunder, with receipt deemed within fourteen (14) days after airmailing or within two (2) days after sending by telex or facsimile.

    14.06 The English version of this Agreement shall govern in the event of any variations between the English version and any translation hereof and shall be used exclusively in any arbitration, legal proceeding or suit hereunder.

    14.07 The failure of either party to enforce its rights under any provision hereof shall not be deemed a waiver of such rights for purposes of future enforcement. No modification of this Agreement or any waiver of rights hereunder shall be of any force and effect unless in writing and signed by the party against whom enforcement of such waiver or modification is sought.

    14.08 The terms and conditions set forth in any purchase order or other document shall be effective only to the extent that the same shall not be inconsistent with the terms and conditions hereof.

    14.09 Any provision or provisions hereof which contravene the law of any state or country in which this Agreement is effective shall, in such state or country, to the extent of such contravention of law, be deemed separable and shall not impair the validity of any other term, condition orprovision hereof.

    14.10  a.  Company represents and warrants that:

              (i) it is a corporation duly incorporated and existing under the laws of the State of Delaware, the United States of America;

              (ii) it has all necessary licenses to carry out its business in the United Sates of America; and

              (iii)this Agreement constitutes legally valid and binding obligations of Company, enforceable against Company in accordance with its terms, and the person or persons signing this agreement on behalf of Company are duly authorized to do so.

           b.  Licensee represents and warrants that:

              (i) it is a corporation duly incorporated and existing under the laws of ___________;

              (ii) it has all necessary licenses to carry out its business in the Territory; and

              (iii)this Agreement constitutes legally valid and binding obligations of Licensee, enforceable against Licensee in accordance with its terms, and the person or persons signing this agreement on behalf of Licensee are duly authorized to do so.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on this _________ day of __________________, 20__.


COMPANY:                      LICENSEE:

ACE HARDWARE CORPORATION      _____________________________________



By:                                By:

Title:                             Title:

                  EXHIBIT  A TO THE LICENSE AGREEMENT

                          ACE STORE LOCATIONS


Address:                                    Address:

Telephone No.:                              Telephone No.:
Commencement Date                           Commencement Date
Of Operations:                              Of Operations:
Number of Square                            Number of Square
Feet:                                       Feet:


Address:                                    Address:

Telephone No.:                              Telephone No.:
Commencement Date                           Commencement Date
Of Operations:                              Of Operations:
Number of Square                            Number of Square
Feet:                                       Feet:


Address:                                    Address:

Telephone No.:                              Telephone No.:
Commencement Date                           Commencement Date
Of Operations:                              Of Operations:
Number of Square                            Number of Square
Feet:                                       Feet:


Address:                                    Address:

Telephone No.:                              Telephone No.:
Commencement Date                           Commencement Date
Of Operations:                              Of Operations:
Number of Square                            Number of Square
Feet:                                       Feet: